Exhibit 99.2

BioPharm Asia in Negotiations to Acquire Shandong Weifang Municipal Hospital

NEW YORK & TONGHUA, China--(BUSINESS WIRE)--BioPharm Asia, Inc. (Ticker Symbol: BFAR.OB, the “Company”) announced today that  its newly-acquired subsidiary, Beijing Zhihe Ruikang Hospital Management Ltd. ("ZHRK"),  is negotiating to acquire a controlling interest in Shandong Weifang Municipal Hospital ("WFMH").

WFMH, founded in August, 1952, is a comprehensive upper-class hospital with 420 beds located in Shandong province that is authorized to provide medical service to several surrounding communities and also conducts certain teaching and research functions.

ZHRK is currently conducting its due diligence, including an audit of WFMH’s financial statements, and once these procedures are completed the parties will seek to agree upon the portion of WFMH to be acquired, the purchase price and terms of payment.  Beijing Zhihe Ruikang Hospital Management Ltd. is now supervising the due diligence, asset evaluation and auditing. Assuming the parties can agree upon terms, of which there is no guarantee, a closing is anticipated in the fourth quarter.

Mr. Shengqun Li, BioPharm’s newly appointed CEO, said, "We believe that ZHRK’s professional medical care management capabilities combined with WFMH’s impressive facilities will result in expanding the hospital’s resources and improving its patient services and care while attaining attractive financial margins. I expect that this transaction will be the first solid step for BioPharm Asia to enter into the health care provider market."

About BioPharm Asia, Inc.

BioPharm Asia, Inc. is engaged in the retail sale of medicinal and herbal products in China, complemented by vertically integrated supporting functions that include the cultivation of Chinese herbal medicines, pharmaceutical production and wholesale medicine distribution. Following several successful acquisitions, the Company is completing the integration of its distribution channels and expanding its trading business (conducted through its retail stores as well as its distribution activities) to include pharmaceutical manufacturing and the cultivation and sale of medicinal raw materials. For more information, please visit http://www.biopharmasiainc.com.

About Beijing Zhihe Ruikang Hospital Management Ltd.

Beijing Zhihe Ruikang Hospital Management Ltd. is a professional Chinese hospital management consultation group. Since its inception in 2004, ZHRK’s strong management consulting team and medical technical experts have provided pragmatic and professional solutions for Chinese medical institutions. ZHRK has had consulting agreements with approximately 30 hospitals and as a result has acquired a strong reputation for providing high quality advice to its clients. For more information, please visit www.bfar-zhrk.com.

Forward-looking statement: Except for certain historical information contained herein, the matters discussed in this news release contain forward-looking statements, including, but not limited to, statements relating to future acquisitions, expansion plans and growth in sales. These forward-looking statements involve a number of risks and uncertainties. Actual results may differ materially from those implied herein due to a number of factors, including, but not limited to, uncertainties in product demand, risks related to doing business in China, the impact of competitive products and pricing, changing economic conditions around the world, release and sales of new products and other risk factors discussed in the company's most recent annual report and other filings with the U. S. Securities and Exchange Commission.